SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A
Amendment No. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

HERMITAGE OFFSHORE SERVICES LTD.
 (Exact Name of Registrant as Specified in its Charter)

Bermuda	N/A
(State of Incorporation or Organization)	(IRS Employer Identification Number)
LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐
Securities Act registration statement file number to which this form relates:  N/A
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Each Class)

Explanatory Note
This Amendment No. 2 (this “Amendment No. 2”) to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2014 (the “Form 8-A”) amends the information set forth in Item 1 of the Amendment No. 1 to the Registration Statement on Form 8-A, filed with the Commission on January 29, 2019 (the “Amendment No. 1”) by Hermitage Offshore Services Ltd. (formerly Nordic American Offshore Ltd.) (the “Company”).
No new securities are being registered pursuant to this Amendment No. 2, which is being filed solely to update the description of the Company’s common stock (the “Common Shares”), included in the Amendment No. 1 to reflect an adjustment to the par value of the Common Shares.
Item 1.	Description of Securities To Be Registered.
On June 4, 2019, at the annual general meeting of shareholders of the Company, the Company’s shareholders approved a reduction in the issued and paid-up share capital of the Company from $1,901,512.30 to $190,151.23 by cancelling the paid-up share capital of the Company to the extent of $0.09 on each of the issued shares of par value $0.10 in the share capital of the Company, so that each issued share of par value $0.10 now has a par value of $0.01. There were no other changes to the Common Shares.
Item 2.	Exhibits.
3.1
Memorandum of Continuance of the Company as may be amended and supplemented from time to time (incorporated herein by reference to Exhibit 1.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 28, 2016)

3.2	Certificate of Incorporation on Change of Name (incorporated herein by reference to Exhibit 3.1 to the Company’s Report of Foreign Issuer on Form 6-K, filed with the Commission on June 7, 2019)
3.3	Bye-laws of the Company (incorporated herein by reference to Exhibit 99.2 to the Company’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 14, 2016)
4.1	Form of Common Share Certificate of the Company

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HERMITAGE OFFSHORE SERVICES LTD. (registrant)

Dated: June 7, 2019	By:	/s/ Emanuele Lauro
Name: Emanuele Lauro
Title: Chairman and Chief Executive Officer